Exhibit 10.1

STRAIGHT NOTE

$850,000	South El Monte, California	October 7, 2002

For value received, Lee Pharmaceuticals promises to pay Mark DiSalvo or order, at South El Monte, California the sum of EIGHT HUNDRED FIFTY THOUSAND DOLLARS, with interest from October 7, 2002, on unpaid principal at the rate of twenty (20) per cent per annum.  Accrued interest each month will be added to the principal balance.  Thus, the principal at the beginning of each month will include the original principal ($550,000) plus accrued interest.  In May/June 2003 an additional $300,000 will be disbursed to complete the acquisition.  This will continue until June 30, 2003.  Commencing August 15, 2002, monthly payments will be $30,000.  Interest shall be calculated on the basis of the unpaid principal balance daily, based on a 365-day year, actual day month and payable monthly.  Principal and interest shall be payable in lawful money of the United States.  If action were instituted on this note, I promise to pay such sum as the Court may fix as attorney’s fees.  This note is secured by the trademark on the product brand Tronolane®.

OCTOBER 7, 2002	/s/ RONALD G. LEE
Date	Lee Pharmaceuticals - Ronald G. Lee

OCTOBER 7, 2002	/s/ MICHAEL L. AGRESTI
Date	Lee Pharmaceuticals - Michael L. Agresti